SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): October 9, 1996


                            THE SOUTHERN COMPANY
             (Exact name of registrant as specified in its charter)


         Delaware                   1-3526                      58-0690070
         (State or other          (Commission                (I.R.S. Employer
         jurisdiction of           File Number)            Identification No.)
         organization)


              270 Peachtree Street, N.W. Atlanta, Georgia  30303
             (Address of principal executive offices)   (Zip Code)

                Registrant's telephone number, including area code:

                               (770) 393-0650


                                       N/A
             (Former name or former address, if changed since last report)


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Item 5.  Other Events.

     On October 9, 1996, SEI Holdings, Inc. (`SEI'), an indirect, wholly-owned subsidiary of The Southern Company ("Southern"), announced that an agreement (the "Scheme Agreement") had been entered between SEI, Southern Energy
- Asia, Inc. ("Southern Energy - Asia"; also an indirect, wholly-owned subsidiary of Southern), Consolidated Electric Power Asia Limited ("CEPA") and Hopewell Holdings Limited ("Hopewell"), providing for the acquisition by Southern Energy - Asia of an 80% interest in CEPA (the "Acquisition").

     CEPA is a Bermuda company, the shares of which are currently listed on the Hong Kong Stock Exchange (the "HSE"). As of October 9, 1996, CEPA's majority shareholder was controlled by Hopewell, which beneficially owned through a number of its wholly-owned subsidiaries approximately 60.34 percent of CEPA's issued and outstanding share capital. CEPA is engaged in the business of developing, constructing, owning and operating electric power generation facilities. Its current operations include installed operating capacity of approximately 3,995 megawatts, with projects either completed or under development in the Philippines, the People's Republic of China, Indonesia and Pakistan. (For more information concerning CEPA, please refer to the Joint Announcement set forth in Exhibit 99 hereto.)

     Pursuant to the Scheme Agreement, when the Scheme Agreement becomes legally effective (the "Scheme Record Date"), the currently issued shares of CEPA will be cancelled and each holder of CEPA shares (a "CEPA Shareholder") will receive proposals ("Proposals") entitling them to choose between either of the following:


(a) in consideration of the cancellation of each CEPA share held by such CEPA Shareholder, HK$18.50 per CEPA share in cash (the "Cash Option"), consisting of a payment of HK$15.00 by Southern Energy - Asia and, as to the remaining HK$3.50, of an amount paid by CEPA as a special distribution (the "Special Distribution") on a pro rata basis to all CEPA Shareholders whose CEPA shares are being cancelled;

     or

(b)  for every five CEPA shares held by such CEPA Shareholder, a combination of

     i) in consideration of the cancellation of each of four CEPA shares out of every five CEPA shares, four units (each, a "Cash and Contingent Unit"), each comprising HK$16.50 per CEPA share in cash (consisting of a payment of HK$13.00 by Southern Energy - Asia and HK$3.50 by way of the Special Distribution) plus HK$2.00 per CEPA share in the form of a Letter of Entitlement entitling the bearer to HK$2.00 per Cash and Contingent Unit, to be paid when certain debt has been secured for CEPA's Tanjung Jati project in Java, Indonesia; and

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    ii)  in consideration of the cancellation of the remaining one CEPA share out of every five CEPA shares, one unit, consisting of one new share of HK$6.50 in CEPA plus HK$3.50 by way of the Special Distribution;

         ((b)(i) and (b)(ii) together, the "Combination Option").

     The Combination Option will not be available to CEPA Shareholders whose registered addresses, as shown on the register of members of CEPA at the close of business on the Scheme Record Date, are outside Hong Kong or who are U.S. persons. Accordingly, only the Cash Option will be available to these persons.

     Under the Scheme Agreement, 20% of CEPA's issued share capital immediately following implementation of the Scheme Agreement has been allotted for issuance as "New CEPA shares." However, if less than 100% of CEPA Shareholders elect the Combination Option, then there will be excess, unissued shares in this allotment. Therefore, CEPA Shareholders electing the Combination Option will have the ability to apply to purchase these excess shares ("Excess New CEPA Shares").

     Pursuant to the Scheme Agreement, Hopewell has, subject to the approval of its shareholders, irrevocably undertaken to (a) vote in favor of the Proposals at the meeting of CEPA Shareholders to be convened by direction of the Supreme Court of Bermuda and at the subsequent special general meeting of CEPA Shareholders to be convened to approve the Proposals; (b) elect for the Combination Option; and (c) apply for the maximum number of Excess New CEPA Shares.

     The legal effectiveness and implementation of the Scheme Agreement are subject to certain conditions precedent (as set forth in the Joint Announcement in Exhibit 99). Upon its full implementation, the Scheme Agreement will result in Southern Energy - Asia's owning 80 percent of the issued share capital of CEPA and in the listing of CEPA shares on the HSE being withdrawn. The total amount that Southern Energy - Asia will pay for such 80 percent interest will be US$2.1 billion. The Special Distribution will comprise the remaining US$600 million required to implement the Scheme Agreement. Southern Energy - Asia currently anticipates that it will finance the Acquisition as follows: (i) 60 percent of such financing will be through nonrecourse debt, and (ii) 40 percent will be through short-term borrowings by Southern.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     Exhibit 99 : Joint Announcement



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                       THE SOUTHERN COMPANY

                                       By /s/ Tommy Chisholm
                                              Tommy Chisholm
                                                 Secretary


Date: October 25, 1996